EXHIBIT 99.1



FOR IMMEDIATE RELEASE

Contact
Sean Mahoney
Investor Relations
Curative Health Services/
   Critical Care Systems, Inc.
603-888-1500
smahoney@curativehealth.com


                        CURATIVE HEALTH SERVICES DISPUTES
                 CALIFORNIA DEPARTMENT OF HEALTH SERVICES AUDIT
                      OF THREE CALIFORNIA RETAIL PHARMACIES

Nashua, New Hampshire - September 28, 2005 - Curative Health Services, Inc. (Nasdaq: CURE) (the "Company") today announced that it intends to dispute the results of audits conducted by the Department of Health Services ("DHS") of the State of California of three independent retail California pharmacies which previously did business with two subsidiaries of the Company, Apex Therapeutic Care, Inc. ("Apex") and eBioCare.com, Inc. ("eBioCare"). These subsidiaries provided contract pharmacy and billing services to the three independent retail pharmacies audited by DHS.

The pharmacies recently have undergone audits by DHS which included a review of their MediCal billing for clotting factor supplied to the pharmacies by Apex and eBioCare. The audits at issue covered the period from October 1, 2001 to May 30, 2004. Although Apex and eBioCare are not being audited, their previous contract pharmacy relationships with the three independent retail pharmacies are potentially implicated because the pharmacies may assert indemnification claims against Apex and eBioCare.

Although no final audit findings have been issued, the Company's legal counsel recently has learned through discussions with DHS that final audit findings assessed against the three independent retail pharmacies may include up to $38 million in alleged overpayments.

Approximately 85% of the assessment against the three independent retail pharmacies is for claims that DHS alleges were improperly reimbursed at 1% over the retail pharmacies' cost of acquiring the product from the Company's subsidiaries. DHS alleges that such reimbursement was improper because, in its view, payments should have been made at 1% over the cost the retail pharmacies would have incurred had they acquired the product directly from the product manufacturer.
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Curative Disputes DHS Audit - Page 2

Substantially all of the balance of the assessment against the three independent retail pharmacies is based on allegedly improper reimbursement for the medically necessary anti-inhibitor product called FEIBA. DHS alleges that the retail pharmacies submitted claims for FEIBA improperly, in its view, when they used factor product service codes. Apex and eBioCare used the factor product service codes when submitting claims on behalf of the retail pharmacies because EDS, the company that processes claims for payment on behalf of DHS, could not accept the FEIBA-specific service code into its systems. DHS auditors have not confirmed whether they will include the FEIBA assessments in their final findings.

The Company plans to work closely with the three independent retail pharmacies to appeal any assessments resulting from the audits. The Company believes the allegations asserted by DHS against the pharmacies are without merit, and the Company expects the pharmacies to vigorously defend against these allegations through administrative and judicial proceedings. The Company is also aware that other similar retail pharmacy relationships in California are being audited by DHS.

The Company anticipates that the three independent retail pharmacies may assert claims for indemnification from the Company's subsidiaries for any liabilities resulting from the audits. Based on facts and circumstances known to date, the Company believes some amount of monetary loss is reasonably possible if the pharmacies assert and prevail on indemnification claims. While the Company is unable to estimate the range of potential loss due to the uncertainty of various issues involved in this matter, it does not believe the loss will exceed $38 million.

The Company will hold a conference call to discuss the issues identified in this press release on Wednesday, September 28, 2005, at 11:00 a.m. Eastern Time. To participate in the conference call via phone, dial 800-374-0191 approximately 10 minutes prior to the scheduled start time, or visit the Company's website at www.curative.com, select the Investor Information link and locate the webcast link.

A replay of the presentation will be available approximately two hours after the event until Friday, September 30, 2005, at midnight Eastern Time. The replay will be available via phone by dialing 800-642-1687 with conference ID #9986048, and on the Company's website.


About Curative Health Services

Curative Health Services, Inc. is a leading provider of Specialty Infusion and Wound Care Management services.

The Specialty Infusion business, through its national footprint of Critical Care Systems branch pharmacies, provides a cost-effective alternative to hospitalization, delivering pharmaceutical

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Curative Disputes DHS Audit - Page 3

products and comprehensive infusion services to pediatric and adult patients in the comfort of their own home or alternate setting. Each JCAHO accredited branch pharmacy has a local multidisciplinary team of experienced professionals who clinically manage all aspects of a patient's infusion and support needs.

The Wound Care Management business is a leading provider of wound care services specializing in chronic wound care management. The Wound Care Management business manages, on behalf of hospital clients, a nationwide network of more than 100 Wound Care Center(R) programs that offer a comprehensive range of services for treatment of chronic wounds, including outpatient, inpatient, post-acute and hyperbaric oxygen therapy.

For more information, visit www.curative.com.


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks associated with our acquisition of Critical Care Systems including, but not limited to, integration risks and costs, risks of client retention, and risks associated with the operations of the acquired business, as well as risks in our current businesses such as the substantial level of indebtedness incurred in connection with the acquisition of Critical Care Systems, the potential for termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in government regulations relating to the Company's Specialty Infusion or Wound Care Management businesses, changes in the regulations governing third party reimbursements for the Company's services, manufacturing shortages of products sold by Curative's Specialty Infusion business, the impact of competitive products and pricing, the ability to maintain pricing arrangements with suppliers that preserve margins, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Readers of this release are referred to the Company's Annual Report on Form 10-K for the year ending December 31, 2004, and Quarterly Report on Form 10-Q for quarter ending June 30, 2005 for further discussion of these and other risk factors that could affect future results.

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